Exhibit 23.3

December 31, 2024

Anbio Biotechnology

Re: Consent of BCC Research, LLC

Ladies and Gentlemen,

We understand that Anbio Biotechnology. (the “Company”) intends to file a draft registration statement (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data, and statements from our research reports and amendments thereto, including but not limited to the industry research report titled “Custom Report: In Vitro Diagnostics (Focus on Immunoassays and RT PCR)” (the “Report”), and any subsequent amendments to the Report, as well as the citation of our research report and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

This consent is provided under the following terms and conditions:

1.	Accuracy and Responsibility: Our consent is contingent upon the accuracy and completeness of the information included in the Registration Statement, amendments thereto, and any other filings with the U.S. Securities and Exchange Commission (SEC) referencing the Report. We do not assume responsibility for the accuracy or completeness of any information that we did not independently verify.

2.	Limited Scope: Our consent is specifically for the use of information, data, and statements from the Report. This consent does not extend to any other information, data, or materials that are not included in the Report. We shall not be held liable for any misstatements, omissions, or inaccuracies contained in the registration statement.

3.	No Endorsement: Our consent shall not be construed as an endorsement of the Company, its financial prospects, or its statements. It is solely for the purpose of complying with regulatory requirements.

4.	No Legal or Regulatory Obligations: Our consent is provided solely to facilitate the inclusion of information from the Report in the IPO-related documents and activities listed in the consent request. We shall not be subject to any additional legal or regulatory obligations beyond the scope of this consent.

5.	Confidential Information: We require that any confidential or non-public information contained within the Report shall not be disclosed in the Registration Statement or any other filings without our explicit written approval.

6.	Indemnification: The Company agrees to indemnify and hold us harmless from any claims, losses, or liabilities arising from the use of the information from the Report in the Registration Statement, subsequent filings, or other materials, except to the extent that such claims result from our gross negligence or willful misconduct.

7.	Independence and Impartiality: We affirm that our involvement in providing this consent does not compromise our independence or objectivity. We have disclosed any relevant relationships or affiliations that might impact the validity of our consent.

8.	Regulatory Compliance: The Company shall ensure that our name, the Report, and the information therein are used in compliance with all applicable securities regulations and do not infringe upon any intellectual property rights.

9.	Future Relationships: Our consent for the inclusion of information in the registration statement shall not affect our ability to provide impartial analysis and opinions to other companies, investors, or stakeholders in the industry.

Yours faithfully,

For and on behalf of

BCC Research, LLC

AGREED AND ACCEPTED

By	/S/ Greg Johnson
Name	Greg Johnson
Address	50 Milk St. Ste 16
Phone Number	781-489-7301
E-mail	Greg.Johnson@bccresearch.com